Exhibit 10.1
SEPARATION AGREEMENT
SEPARATION AGREEMENT (this “Agreement”) dated as of December 21, 2012 by and between NII Holdings, Inc., a Delaware corporation (the “Company”), and Steven P. Dussek (the “Executive”) (each a “Party,” and together, the “Parties”).
WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer; and
WHEREAS, the Parties wish to confirm the termination of the Executive's employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the Parties in connection therewith.
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:
1.Resignation from Positions. The Parties hereby mutually agree that the Executive will resign from the Company, and consequently his employment with the Company will terminate, effective as of the close of business on December 13, 2012 (the “Separation Date”). Accordingly, the Executive hereby resigns, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and subsidiaries and its affiliates (the “Company Group”), including without limitation as the Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations. For purposes of clarity, this Section 1 shall survive any revocation this Agreement by the Executive pursuant to Section 7 hereof.

2.Severance Benefits; Treatment of Company Equity; Reimbursement of Expenses. In connection with the Executive's termination of employment, the Company shall pay and provide to the Executive, and notwithstanding any and all other amounts that may be due Executive on the date hereof or in the future, whether accrued or unaccrued, by the Company Group, including pursuant to the NII Holdings, Inc. Severance Plan (as amended and restated as of July 22, 2008), the Executive shall only be entitled to, the following severance payments and benefits set forth in this Section 2 of this Agreement, at the time or times set forth herein:

(a)Severance Payment. If Executive has executed this Agreement as of December 23, 2012 and not revoked this Agreement as of December 31, 2012, the Company shall pay Executive the following:

(i)Pursuant to Section 5.04 of the NII Holdings, Inc. Severance Plan:

(1) twelve (12) months of annual earnings in an amount equal to $946,000, $517,000 of which will be paid in a lump sum on December 31, 2012 pursuant to the exemptions described in Treasury Regulation §§ 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(D), and $429,000 of which will be paid in a lump sum on the date that is six months after the Separation Date (or if such date is not a business day, then the next business day thereafter) subject to ordinary income tax withholding; and

(2) A pro-rated annual incentive bonus for the calendar year 2012, based on the number of days the Executive was actually employed by the Company during calendar year 2012, which would be payable to Executive under the Company's 2012 annual bonus plan, calculated based on the Company's actual performance for 2012, using the same performance multiples and payout percentages applicable to other senior executives at the Company's headquarters, with no discretion to reduce the bonus or any performance metrics or criteria. For purposes of this calculation and the Company's 2012 annual bonus plan, Executive shall receive a rating of “consistently meets expectations” for the twenty percent (20%) personal performance component of the annual bonus, to be paid in a lump sum on the date that is six months after the Separation Date (or if such date is not a business day, then the next business day thereafter) subject to ordinary income tax withholding; and

(ii)    An additional amount equal to $1,346,000 in connection with the restrictive covenants hereunder, to be paid in a lump sum on December 31, 2012, subject to ordinary income tax withholding.

(b)Company Equity. All equity awards granted to the Executive that are outstanding as of the Separation Date that are unvested (including but not limited to any of the Executive's stock options that have not yet become exercisable and unvested restricted stock awards) shall be forfeited. For the avoidance of doubt, on the Separation Date, Executive owns nonqualified options to purchase 858,706 shares of the Company's common stock that have become exercisable (the “Stock Options”). In respect of any of the Stock Options that are vested as of the Separation Date, such vested Stock Options shall remain exercisable for 90 days after the Separation Date pursuant to the terms of their grant agreements, at which date such Stock Options shall expire.

(c)Expense Reimbursement. The Company shall promptly reimburse the Executive, subject to the requirements of its reimbursement policies applied consistently with prior practice, for any business expenses incurred by the Executive prior to, and not reimbursed as of, the Separation Date. The Company shall pay the Executive's reasonable expenses for legal services in connection with the negotiation of the terms of this Agreement, in an amount not to exceed $15,000.

(d)Vacation Pay. The Company shall pay the Executive, on the next regular payday following the Separation Date, pay, at his final base rate of pay, for the days of vacation the Executive had earned but not used as of the Separation Date (the “Accrued Vacation”).

(e)Employee Benefits. The Executive shall be entitled to benefits under the Company's employee pension benefit plans and employee welfare benefit plans (each as defined in the Employee Retirement Income Security Act of 1974, as amended), according to the terms of such plans.

(f)Indemnification and Insurance. The Company shall continue to indemnify and hold the Executive harmless against expenses, including reasonable attorney's fees judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of actions taken by the Executive within the scope of his duties as an officer, employee and director of the Company or the Company Group, in accordance with its policies, by laws, and articles of incorporation as in effect as of the Separation Date. This Agreement shall not affect any indemnification or other rights and benefits afforded to the Executive by the Company's certificate of incorporation or by laws. The Company shall continue the Executive's coverage under the directors' and officers' liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers of the Company.

3.Covenants. By execution of this Agreement, the Executive hereby agrees to the following covenants (in addition to any obligations the Executive may have under law):

(a)Noncompetition. For two (2) years following the Separation Date (the “Restricted Period”), the Executive will not, within any jurisdiction, other than the fifty states comprising the United States of America on the date hereof, in which the Company Group is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business which is in competition with (i) the business of the Company Group conducted as of the Separation Date or (ii) any business the Company Group has specific plans to conduct in the future and as to which the Executive was aware of such planning at or prior to the Separation Date; provided, that the Executive's ownership of securities of two percent (2%) or less of any class of securities of a public company will not, by itself, be considered to be competition with the Company Group.

(b)Nonsolicitation. During the Restricted Period, the Executive will not (i) hire or employ, solicit for employment or otherwise contract for the services of any individual who is or at any time was an employee or consultant of the Company Group; (ii) otherwise induce or attempt to induce any employee or consultant of the Company Group to leave the employ or service of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company Group to cease doing business with the Company Group, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company Group.

(c)Nondisclosure.

(i)The Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company's General Counsel of any such order), directly or indirectly, other than in the regular and proper course of business of the Company Group, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company Group or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company Group, including, without limitation, any know-how, research and development, software, code, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group (all of the foregoing collectively hereinafter referred to as “Confidential Information”). Confidential Information shall not include any information that is or becomes publicly available or generally known through no action of the Executive.

(ii) The Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company Group; provided, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter will become available to the general public other than through disclosure by the Executive.

4.Remedies. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 3 hereof will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law and that the Company Group shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 3 hereof. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries against him for such breaches or threatened or attempted breaches.

5.Mutual Non-Disparagement. From and after the Separation Date, (i) the Executive agrees not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company Group, any member of their management, boards of directors or any investor or shareholder any member of the Company Group, unless as required by law or an order of a court or governmental agency with jurisdiction, and (ii) the officers and directors of the Company agree not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of the Executive, unless as required by law or an order of a court or governmental agency with jurisdiction. For the avoidance of doubt, nothing contained in this Section 5 shall prevent the Executive from engaging in competitive business activities; provided, that such activities are conducted in a manner, or at times, such that they do not violate Section 3 hereof and provided, further, that such activities do not in themselves constitute defamation or disparagement of the nature described herein. The provisions of this Section 5 shall not apply to truthful testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement, and shall not require the Parties to make false statements or disclosures.

6.Release of Claims. The Executive agrees that, on behalf of himself and his heirs, legal representatives, successors and assigns (hereinafter, collectively, the “Executive Released Parties”), and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company Released Parties (as defined below), and the Company agrees that, on behalf of itself and the other Company Released Parties, and each of them, for good and valuable consideration, does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Executive Released Parties, from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to the Executive's employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of the Executive's employment, including, but not limited to, any claims under, as applicable: (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran's Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Agreement; (4) any and all other tort claims; (5) all claims for attorneys' fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including, but not limited to, earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties' or Executive Released Parties' express or implied contracts or under any federal, state, or local law, ordinance, or regulation; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit; and (9) any and all claims whatsoever to reinstatement; provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement does not cover and specifically excludes the Executive's rights and claims directly or indirectly arising from or under or related to (A) any obligation of the Company to provide the benefits or payments described in this Agreement, (B) any indemnification, advancement of expenses, and/or contribution claims or rights that the Executive might have under any agreement, plan, program, policy, or arrangement of the Company and/or any other Company Released Parties, (C) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (D) any earned but unpaid wages up to and including the Separation Date and the Accrued Vacation and/or (E) any profit-sharing and/or retirement plans or other benefits in which the Executive has vested rights. The Executive and the Company also intend that this Section 6 operate as a waiver of all unknown claims of the type being released hereunder. The Executive warrants, on the one hand, that he is currently unaware of any such claim, demand, action, or cause of action against any Company Released Party, and the Company hereby warrants, on the other hand, that it is currently unaware of any such claim, demand, action, or cause of action against any Executive Released Party, which the Executive, or the Company, as appropriate, has not released pursuant to this Section 6 except for the rights and/or claims relating to the matters specifically excluded above. For purposes of this Section 6, “Company Released Parties” means, collectively, the Company Group and its present and former related companies, subsidiaries and affiliates, and all of their present and former employees, officers, directors, owners, shareholders, shareholders' employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assigns.

7.Executive Acknowledgements; Effectiveness of this Agreement. The Executive acknowledges that he has been given the opportunity to review and consider this Agreement for 21 days from the date that the Executive received a copy. If the Executive elects to sign this Agreement before the expiration of the 21 days, the Executive acknowledges that he has agreed to waive his right to the full 21 day period. The Executive may revoke this Agreement (other than Section 1 hereof) after signing it by giving written notice to the Company's General Counsel within seven (7) days after execution hereof. This Agreement (other than Section 1 hereof, which Section shall be effective on the date hereof), provided it is not revoked pursuant to this Section 7, will be effective on the eighth (8th) day after execution hereof. If the Executive revokes this Agreement pursuant to this Section 7, then Section 2 of this Agreement shall be void ab initio, and, for clarity, the Company Group shall have no obligations under this Agreement or otherwise to provide the Executive with any severance payments or benefits. The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Agreement, and that the Executive is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects, of his own free will without any duress, being fully informed and after due deliberation. The Executive voluntarily accepts the consideration provided to him hereunder for the purpose of making full and final settlement of all claims referred to above.

8.Other Provisions.

(a)Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission

(with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

If the Company, to:
NII Holdings, Inc.
Attn: Chief Executive Officer
1875 Explorer Street, Suite 1000
Reston, VA 20190
Fax: 703-390-5191

With a copy to:
NII Holdings, Inc.
Attn: General Counsel
1875 Explorer Street, Suite 1000
Reston, VA 20190
Fax: 703-390-5191

If the Executive, to the Executive's home and office addresses reflected in the Company's records.
(b)Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(c)Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d)Governing Law and Venue.

(i)This Agreement shall be governed and construed in accordance with the laws of the State of Virginia applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(ii)The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Fairfax County, Virginia for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.

(e)Assignability by the Company and the Executive. The Executive's rights and obligations may not be assigned by the Executive, but the Company may assign its rights, together with its obligations, to any other entity which will succeed to all or substantially all of the assets and substantially carry on the business of the Company.

(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g)Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(h)Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 3 hereof are reasonable and valid in temporal scope and in all other respects.

(i)Judicial Modification. If any court determines that any of the covenants in Section 3 hereof, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

(j)Compliance with Law. Payments made under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the parties hereto agree to treat payments and entitlements hereunder consistent with that intent. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

(k)Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

(l)Executive's Death. If the Executive should die prior to the payment of all amounts under this Agreement, the Company shall pay all such amounts to the Executive's spouse, if she is then living and if not, the Employee's estate.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

NII HOLDINGS, INC.

By: /s/ Gary Begeman
Name: Gary Begeman
Title: Executive Vice President, General Counsel and Secretary

By: /s/ Steven P. Dussek
Steven P. Dussek